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                                                                   EXHIBIT 10.32


   CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
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                             REACQUISITION AGREEMENT

        THIS REACQUISITION AGREEMENT ("Agreement") is made and entered into this 22nd day of December, 2000 ("Effective Date"), by and between Epix Medical, Inc., a Delaware corporation located at 71 Rogers Street, Cambridge, MA 02142 ("EPIX"), and Daiichi Radioisotope Laboratories, Ltd, a Japanese corporation having its principal place of business at 17-10 Kyobashi 1-chome Chuo-ku, Tokyo, 104 Japan ("DRL"), together "the parties".

         WHEREAS, the parties entered into a Development and License Agreement effective March 29, 1996 and amended as of October 4, 1999 ("License Agreement"), whereby EPIX (formerly Metsyn, Inc.) licensed to DRL rights to its proprietary compound MS-325 under the "Patent Rights" (defined below) for the purposes of development and marketing said compound in Japan;

         WHEREAS, EPIX  desires to reacquire the rights conveyed to DRL; and

         WHEREAS, DRL agrees to transfer all rights obtained pursuant to the License Agreement back to EPIX;

         NOW THEREFORE, in consideration of the promises as well as the obligations herein made and undertaken, the parties, intending to be legally bound, agree as follows:

I.       DEFINITIONS

         1.1. "Affiliate" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. With respect to EPIX, "Affiliate" shall also include sublicensees and development, marketing and sales partners.

          1.2 "Development Program" shall mean the pre-clinical and clinical programs for development of the Licensed Product in Japan.

          1.3 "Effective Date shall mean December 22, 2000.

          1.4 "First Commercial Sale" shall mean the first sale for use or consumption by the general public of a Licensed Product in Japan when such sale has been made with the required marketing and pricing approval granted by the governing health authority of Japan.

          1.5. "GAAP" shall mean United States Generally Accepted Accounting Principles.


EXHIBIT A REFERENCED HEREIN HAS BEEN OMITTED AND WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.

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          1.6. "Licensed Compound" shall mean Compound MS-325.

          1.7 "Licensed Products" shall mean any product comprising MS-325.

          1.8 "Master Agreement" shall mean the Agreement between EPIX and DRL entered into on March 29, 1996.

          1.9 "Net Sales" shall mean the invoiced sales price per unit for each of the Licensed Products billed by EPIX or one of its Affiliates or any distributor of either who is not an Affiliate to independent customers, less actual (a) credited allowances to such independent customers for such Licensed Products which were spoiled, damaged, out-dated or returned; (b) freight and insurance costs charged to such customers; (c) quantity and promotional discounts actually allowed and taken; (d) sales, use, value added, and other taxes or governmental charges (such as custom duties) incurred in connection with the sale, exportation or importation of the Licensed Products in finished packaged form; (e) charge back payments and/or rebates or other fees provided to distributors, wholesalers, or other purchasers and managed health care organizations or federal, state and local governments, their agencies, purchasers and reimbursers, including reimbursements to social security organizations; and (f) volume-related customer program costs which are required by the customer and which are independent of any Affiliate marketing initiatives. The transfer of any Licensed Product by EPIX or one of its Affiliates to another Affiliate shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section.

          The parties recognize that (a) an Affiliate's customers may include persons in the chain of commerce who enter into agreements with an Affiliate as to price even though title to the Licensed Product does not pass directly from the Affiliate to such customers, and even though payment for such Licensed Product is not made by such customers directly to the Affiliate and (b) in such cases chargebacks paid by an Affiliate to or through a Third Party (such as a wholesaler) can be deducted by the Affiliate from gross revenue in order to calculate Net Sales. Any deductions listed above which involve a payment by an Affiliate shall be taken as a deduction against aggregate sales for the quarter in which the payment is made.

          Net Sales will be accounted for in accordance with international accounting standards consistently applied. In any instance where the calculation of Net Sales according to international accounting standards differs materially from GAAP such that the result of such calculation under international accounting standards would cause EPIX to improperly account for such revenue under GAAP, EPIX will obtain any and all necessary information regarding the calculation of Net Sales to enable EPIX to comply with GAAP in recognizing revenue from such Net Sales.

          1.10 "Patent Rights" shall mean the United States and foreign patent applications identified on Exhibit A hereto, and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications and any United States




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or foreign patents or the equivalent thereof issuing thereon or any reissue, reexamination or extension thereof.

          1.11 "Stock Purchase Agreement" shall mean the Stock Purchase agreement entered into between EPIX and DLR on or before May 31, 1996 pursuant to the terms of the Master Agreement.

          1.12 "Third Party" shall mean any entity other than EPIX or DRL and their respective Affiliates.

II.      REACQUISITION OF RIGHTS BY EPIX

          2.1 As of the Effective Date, all licenses, rights, title and interest in the Licensed Compound and Licensed Product conveyed to DRL under the Patent Rights pursuant to the License Agreement are terminated and shall revert to EPIX, and DRL shall cease all activity under the Development Program. Within five (5) days of the Effective Date, DRL shall deliver a report to EPIX describing all work and activities performed by DRL or any Third Party and results obtained during the Development Program.

          2.2 As of the Effective Date, DRL shall terminate all sublicenses and subcontracts granted under or in connection with the License Agreement, obtain any Proprietary Materials and Confidential Information (defined below) from the sublicensees and subcontractors, and convey any such Proprietary Materials and Confidential Information to EPIX.

III.     PAYMENTS

          3.1 Milestone Payments. In consideration for the return of all rights granted under the License Agreement pursuant to Article II hereof, EPIX shall pay DRL as follows:

         Two million, four hundred sixty-eight thousand, eight hundred dollars ($ 2,468,800) (US) upon execution of this Agreement;

         Two million, four hundred thousand dollars ($2,400,000) (US) [___] the [___] of any [___] in [___]or [___], but in [___].

         3.2 Refund of Advance Money. EPIX shall, upon execution of this Agreement, refund to DRL an amount of three hundred thirty-one thousand, two hundred dollars ($331,200)(US) which has been paid by DRL to EPIX as an advance payment for MS-325.

         3.3 Royalties. Following the First Commercial Sale of a Licensed Product in Japan, EPIX shall pay a royalty of [___] percent ([___]%) on Net Sales of the Licensed Product sold by EPIX or any Affiliate in Japan. Royalty payments shall be made as soon as possible after the end of each calendar quarter, but no later than seventy-five (75) days after such calendar quarter close.


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    EXCHANGE COMMISSION. BRACKETS AND UNDERLINING ("[___]") DENOTE OMISSIONS.


          3.3.1 Royalty Reports. At the time of each payment made under this
Section 3, EPIX shall provide a report for the applicable quarter containing the following information: (i) Net Sales and units of Licensed Product sold; (ii) the royalty due thereon; and (iii) the withholding taxes, if any, required by law to deducted in respect of such royalties. EPIX shall keep complete and accurate records in sufficient detail as to enable the royalty payments made hereunder to be determined.

          3.3.2 Exchange Rates. Payments by EPIX or any Affiliate to DRL under this Agreement shall be made in United States Dollars. The applicable exchange rate shall be (a) as published in the Wall Street Journal on the last business day of the applicable calendar quarter, or (b) in the case of an Affiliate, as may be prescribed in the agreement with such Affiliate.

          3.3.3 Audits. Upon written request of DRL, EPIX shall permit an internal auditor or independent public accountant selected by DRL and acceptable to EPIX, which acceptance not to be unreasonably withheld, to have access during normal business hours to such records of EPIX as may reasonably be necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than twenty-four (24) months prior to the date of such request. All such verifications shall be conducted at DRL's expense and not more than once per calendar year. In the event such DRL representative concludes that additional royalties are owed to DRL during such period, the additional royalty shall be paid by EPIX within thirty (30) days if the date DRL delivers to EPIX such representative's written report so concluding. The fees charged by such representative shall be paid by DRL unless the audit discloses that the royalties payable by EPIX for the audited period are incorrect by more than five percent (5%), in which case EPIX shall pay the reasonable fees and expenses charged by such representative. DRL agrees that all such information subject to review under this Section 3.3.3 is confidential and that DRL shall cause its representative to retain all such information in confidence. In the event that the Licensed Products are sold by an Affiliate, EPIX agrees, that upon the reasonable request of DRL, EPIX will exercise its right to audit such Affiliate's records in accordance with and subject to the terms and conditions of EPIX' s agreement with such Affiliate.

          3.4 Withholding Taxes. With respect to any payments under this Section 3, EPIX shall deduct any withholding taxes required by US federal or state law in conjunction with the United States - Japan Income Tax Convention.

          3.5 Interest on Late Payments. Any payments by EPIX to DRL that are not paid on or before the fifth day after the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the Prime Rate of interest declared from time to time by Fleet National Bank in Boston, MA, plus five (5) percent, calculated on the number of days payment is delinquent.

          3.6 Acceleration of Payment. The second milestone payment payable by EPIX under Section 3.1 of this Agreement shall become due and outstanding and EPIX shall immediately pay to DRL the entire amount of such milestone payment together with delay interests provided in Section 3.5 from the date when such milestone payment becomes due and outstanding to the date of payment, if any of the following events occur:




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    EXCHANGE COMMISSION. BRACKETS AND UNDERLINING ("[___]") DENOTE OMISSIONS.


          (1) If EPIX becomes insolvent or any voluntary or involuntary petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against EPIX which is not dismissed within sixty (60) days, or a receiver is appointed with respect to any of the assets of EPIX, or liquidation proceedings are commenced by or against EPIX.

          (2) If EPIX defaults in the performance of any of the material provisions of this Agreement and does not remedy the default within thirty (30) days after a written notice is given by DRL requesting EPIX to remedy the default.

IV.      INTELLECTUAL PROPERTY, DATA AND PRODUCT REGISTRATION OWNERSHIP

          4.1 Any intellectual property relating to the Licensed Compound, whether or not patentable, conceived and/or reduced to practice during the term of the License Agreement, including but not limited to discoveries, inventions, trade secrets, formulas and devices, shall be assigned to EPIX.

          4.2 All data, test results, product registrations and/or other regulatory filings, as well as related materials and documents generated pursuant to the Development Program, including but not limited to toxicology screens, shall be owned by EPIX, who may use them in any manner, in its sole discretion. All such data shall be transmitted to EPIX within five (5) days following the Effective Date as set forth in Section 2, above.

V.       STOCK PURCHASE AGREEMENT AND MASTER AGREEMENT

          5.1 The Stock Purchase Agreement and Master Agreement, and any and all rights and obligations of the parties thereunder, (subject to Article IX below) are hereby terminated as of the Effective Date.

VI.      CONFIDENTIALITY

          6.1 All information concerning EPIX and covering, without limitation, its operations, patent applications, formulas, compounds, products, manufacturing processes, basic scientific data, pre-clinical data and formulation information supplied by EPIX to DRL or generated or developed by DRL during the term of the License Agreement ("Confidential Information") shall remain the sole property of EPIX. DRL agrees to keep said Confidential Information in strict confidence, unless said Confidential Information is required to be disclosed by DRL to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that DRL provides prior written notice of such disclosure to EPIX and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

VII.  PROPRIETARY MATERIALS

          7.1 For purposes of this Section, "Proprietary Materials" means confidential or proprietary Materials (as defined below) that were furnished by EPIX to DRL, or developed,




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    EXCHANGE COMMISSION. BRACKETS AND UNDERLINING ("[___]") DENOTE OMISSIONS.


discovered or invented by DRL or a Third party in connection with the Development Program. "Materials" means any tangible biological, chemical, or physical materials, including but not limited to the Licensed Compound. DRL agrees to cause its employees to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of EPIX in Proprietary Materials. Within five (5) days following the Effective Date, DRL shall return any unused Proprietary Materials to EPIX.

VIII.    REPRESENTATIONS AND WARRANTIES BY DRL

         8.1 DRL represents and warrants that the Confidential Information, Proprietary Materials and Data transferred to EPIX pursuant to this Agreement constitute all outstanding Confidential Information, Proprietary Materials and Data within its custody or control, or the custody or control of any sublicensees or subcontractors.

         8.2 DRL represents and warrants that all trials, studies, subcontracts and sublicenses entered into under the License Agreement have been terminated.

IX.      SURVIVAL

         9.1 Notwithstanding anything to the contrary in the License Agreement,
Section 6 of the License Agreement shall survive its termination.

X.       MISCELLANEOUS

         10.1 Force Majeure. Neither party shall beheld liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         10.2 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or associate of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid





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provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

         10.3 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to EPIX:        EPIX Medical, Inc.
                            71 Rogers Street
                            Cambridge, MA 02142-1118
                            Attention:  Chief Executive Officer
                            Telephone:  1-617-499-1400
                            Telecopy:    1-617-499-1414

         with a copy to:    Mintz, Levin, Cohen, Ferris, Glovsky and Popeo, P.C.
                            One Financial Center
                            Boston, MA 02111
                            Attention:  William T. Whelan, Esq.
                            Telephone:  1-617-542-6000
                            Telecopy:   1-617-542-2241

If to DRL:                  Daiichi Radioisotope Laboratories, Ltd.
                            17-10, Kyobashi 1-chome Chuo-ku
                            Tokyo, 104 Japan
                            Attention:  President
                            Telephone:  011 81 3 5250 2607
                            Telecopy:   011 81 3 5250 2609

          10.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

          10.5   Dispute Resolution.

                  10.5.1 The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the representatives of the parties will confer at least once and will attempt to resolve the matter. If the matter has not been resolved within fourteen (14) days of their first meeting, the representatives shall refer the matter to the Chief Executive Officers of the parties. If the matter has not been resolved within thirty (30) days of the first meeting of the Chief Executive Officers of the parties (which period may be extended by mutual agreement), subject to rights to injunctive relief and specific performance, and unless otherwise





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specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 10.5.2.

                  10.5.2 All disputes, controversies or differences which may arise between the parties out of or in relation to this Agreement or any default or breach thereof may be resolved by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the sail Rules. If DRL is the moving party, the arbitration shall take place in Boston, Massachusetts, and if EPIX is the moving party, the arbitration shall take place in Tokyo, Japan. Any decision or award resulting from the arbitration provided for herein shall be final and binding on the parties hereto. Notwithstanding the above, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Article 6 of this Agreement and (ii) any infringement of its own proprietary rights by the other party. Judgement upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either party, but in no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 10.5.2.

         10.6 Public Announcements. The parties agree that press releases and other announcements to be made by either of them in relation to this Agreement shall be subject to the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         10.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

         10.8 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         10.9 Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. EPIX and DRL agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. EPIX and DRL agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 10.9.

         10.10 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.



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         10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EPIX Medical, INC.


By:      /s/ Michael D. Webb
   -----------------------------------------

Title: Chief Executive Officer

DAIICHI RADIOISOTOPE LABORATORIES, LTD.



By:      /s/ Junzo Okuda
   ---------------------------------
          Junzo Okuda

Title:   President and Chief Executive Officer






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